Exhibit 10.3
EVERUS CONSTRUCTION GROUP, INC.
LONG-TERM PERFORMANCE-BASED INCENTIVE PLAN
ANNUAL DIRECTOR RESTRICTED STOCK UNIT (“RSU”) AWARD NOTICE
[Grant Date]
[Director’s Name]
This Award Notice evidences the award of RSUs (the “Award”) that have been granted to you (the “Participant”) pursuant to an action of the Everus Construction Group, Inc. (the “Company”) Board of Directors (the “Board”), subject to the terms of this Award Notice, the RSU Award Agreement, which is attached hereto (the “Award Agreement”), and the Everus Construction Group, Inc. Long-Term Performance-Based Incentive Plan (the “Plan”). When vested, each RSU entitles the Participant to receive one share of common stock of the Company (the “Shares”).
The RSUs are granted in accordance with the terms of the Plan and the attached Award Agreement (Annex A), both of which are incorporated by reference herein.

Grant Date:	[Grant Date]
Number of RSUs:	[No. of Shares] RSUs, subject to adjustment as provided under Section 4.2 of the Plan.
Vesting Schedule:
Subject to the provisions of the Award Agreement and the Plan, one hundred percent (100%) of the RSUs shall vest on the date of the first anniversary of the Company's [Year] annual shareholder meeting (the “Vesting Date”); provided that the Participant continuously serves as a Director of Company through the Vesting Date.

Except for termination of service as a director due death, Disability, or Retirement, or in the event of a Change in Control, the Award will be forfeited and cancelled on the date the Participant ceases to be a Director if such cessation occurs before the Vesting Date.

For purposes of this Award:

“Disability" means that the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, as reasonably determined by the Board of Directors.

"Retirement" means a Participant's termination of service (including a decision not to stand for re-election to the Board of Directors).
Settlement Date:	Except as otherwise expressly provided in the Award Agreement and the Plan, the vested RSUs will be settled in Shares, as soon as practicable following vesting but in no event later than sixty days after the Vesting Date.
Dividend Equivalents:	Yes (if the Company pays dividends). (The Company does not currently pay dividends so this is not currently applicable.)

THESE RSUs ARE SUBJECT TO FORFEITURE AS PROVIDED HEREIN.
Subject to the terms of the Plan, decisions and interpretations of the Board are final, conclusive, and binding upon any questions arising under the Award Agreement or the Plan.
The Participant must accept this Award Notice by logging onto their account with Fidelity Investments and accepting this Award Notice and the Award Agreement. If the Participant fails to do so, the RSUs will be null and void. By accepting the RSUs granted to the Participant in this Award, the Participant agrees to be bound by all of the provisions set forth in this Award Notice, the Award Agreement, and the Plan.
Attachments:
Annex A: Restricted Stock Unit Award Agreement

ANNEX A
RESTRICTED STOCK UNIT (“RSU”) AWARD AGREEMENT
It is understood and agreed that the Award of RSUs evidenced by the Award Notice to which this is annexed is subject to the following additional terms and conditions.
1.Grant of RSUs. On the Grant Date, the Participant was awarded the number of RSUs set forth in the Award Notice.
2.Vesting of RSUs. The RSUs shall become vested and nonforfeitable in accordance with the Vesting Schedule set forth in the Award Notice. Except as otherwise provided in this Section 2, if the Participant ceases to be a Director prior to the Vesting Date, all rights to the RSUs shall terminate immediately and be forfeited in their entirety without compensation to the Participant, and the forfeited RSUs shall be cancelled.
a.Death or Disability. In the event of the Participant’s death or Disability, all of the unvested RSUs shall become immediately vested as of the date of such death or Disability.
b.Termination of Service Due to Retirement. If the Participant’s service on the Board of Directors terminates due to Retirement, (including a decision not to stand for re-election to the Board of Directors), then a pro rata portion of the total RSUs shall become immediately vested based on the ratio of the number of full months serving as a Director completed since the Date of Grant to the date of the Participant’s Retirement (with a partial month counted as a full month) divided by twelve (12).
c.Change in Control. Upon the occurrence of a Change in Control, as defined in the Plan, all unvested RSUs shall immediately vest as of the effective date of the Change in Control.
3.Settlement of RSUs. Subject to any applicable deferral election made by the Director in accordance with Code Section 409A and Article X of the Plan, Vested RSUs shall be settled by the issuance of Shares as soon as reasonably practicable (and in no event later than sixty days) following the earliest to occur of (a) the Vesting Date, (b) the Participant’s death, (c) the Participant’s Disability, and (d) the Participant’s Retirement Date.
4.Voting Rights. Since RSUs do not represent actual Shares, no voting rights or other rights as a stockholder of the Company arise with respect to the RSUs until Shares have been delivered to the Participant upon settlement of the RSUs.
5.Non-transferability of RSUs. No RSUs granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution.

6.Section 409A. This Award Agreement and the RSUs granted hereunder are intended to comply with the requirements of Section 409A or an exemption or exclusion therefrom, and, with respect to RSUs that are subject to Section 409A, the Plan and this Award Agreement shall be interpreted and administered in all respects in accordance with Section 409A (including with respect to the application of any defined terms to RSUs that constitute nonqualified deferred compensation, which defined terms shall be interpreted to have the meaning required by Section 409A to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A). Any payment (including the delivery of Shares) under the RSUs that constitutes nonqualified deferred compensation subject to Section 409A shall be treated as a separate payment for purposes of Section 409A. In no event may the Participant, directly or indirectly, designate the calendar year of any payment to be made under this Award Agreement that constitutes nonqualified deferred compensation subject to Section 409A.
7.Personal Information. The Participant agrees that the Company and its suppliers or vendors may collect, use, and disclose the Participant’s personal information for the purposes of the implementation, management, administration, and termination of the Plan.
8.Amendment. The Committee may amend, alter, modify, suspend, or terminate the Award Notice or this Award Agreement at any time and from time to time, in whole or in part; provided, however, no amendment, alteration, modification, suspension, or termination of the Award Notice or Award Agreement shall adversely affect in any material way the Award Notice or this Award Agreement, without the Participant’s written consent, except to the extent such amendment, alteration, modification, suspension, or termination is reasonably determined by the Committee in its sole discretion to be necessary to comply with applicable laws, rules, regulations, or is necessary for such approvals by any governmental agencies or national securities exchanges as may be required.
9.Binding Effect. This Award Agreement shall inure to the benefit of the successors and assigns of the Company and, subject to the restrictions on transfer set forth herein, be binding upon the Participant and the Participant’s heirs, beneficiaries, executors, legal representatives, successors and assigns.
10.Integrated Agreement. The Award Notice, this Award Agreement, and the Plan constitute the entire understanding and agreement between the Participant and the Company with respect to the subject matter contained herein or therein and supersedes any prior agreements, understandings, restrictions, representations, or warranties between the Participant and the Company with respect to such subject matter other than those as set forth or provided for herein or therein.
11.Ratification of Actions. By accepting the Award or other benefit under the Plan, the Participant and each person claiming under or through the Participant shall be conclusively deemed to have indicated their acceptance and ratification of, and consent to, any action taken under the Plan or the Award by the Company or its Board of Directors.

12.Notices. Any notice hereunder to the Company shall be addressed to its office, 1730 Burnt Boat Drive, Bismarck, North Dakota 58503; Attention: Chief Legal Officer, and any notice hereunder to the Participant shall be addressed to the Participant at the address on file with the Company, subject to the right of either party to designate at any time hereafter in writing some other address.
13.Governing Law and Severability. To the extent not preempted by federal law, the Award Notice and this Award Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without regard to conflicts of law provisions. In the event any provision of the Award Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Award Agreement, and the Award Agreement shall be construed and enforced as if the illegal or invalid provision had not been included.
14.Definitions. Capitalized terms not otherwise defined herein or in the Award Notice shall have the meanings given to them in the Plan.
15.Construction. Captions and titles contained in this Award Agreement are for convenience only and shall not affect the meaning or interpretation of any provision of this Award Agreement. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.
16.Conformity. This Award Agreement is intended to conform in all respects with, and is subject to all applicable provisions of, the Plan. Any conflict between the terms of the Award Notice, this Award Agreement and the Plan shall be resolved in accordance with the terms of the Plan. In the event of any ambiguity in the Award Notice or this Award Agreement or any matters as to which the Award Notice and this Award Agreement are silent, the Plan shall govern. Any conflict between the terms of the Award Notice and the Award Agreement shall be resolved in accordance with the terms of the Award Agreement.
17.Dividend Equivalents. Dividend equivalents, if any, will be earned with respect to any Shares issued pursuant to the Award. The amount of dividend equivalents earned shall be equal to the total dividends, if any, declared on a Share for stockholders of record between the Grant Date of this Award and the vesting date of the RSUs, multiplied by the number of Shares issued pursuant to the vesting of the RSUs awarded in the Award Agreement. Any dividend equivalents earned shall be paid in cash when the Shares to which they relate are issued or as soon thereafter as practicable, but no later than 60 days after the Shares are issued; provided, however, in the event a Director has made a deferral election under the Everus Construction Group, Inc. Deferred Compensation Plan for Directors (the “Director’s Deferred Compensation Plan”), dividend equivalents shall be treated in accordance with the terms of the Director’s Deferred Compensation Plan, including the conversion of such dividend equivalents into additional Investment Units under such plan. No dividend equivalents will be issued for unvested or forfeited RSUs.